FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTMENT SUB ADVISORY AGREEMENT is made as of this 30th day of November 2022, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Sub-Adviser”). The Adviser and Sub-Adviser are collectively hereinafter referred to as the “parties” and individually as a “party.”

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Third Amended and Restated Investment Sub-Advisory Agreement dated November 28, 2018 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the Long-Term U.S. Government Bond Portfolio and the Multi-Sector Bond Portfolio (each, a “Portfolio” and collectively, the “Portfolios”), of Northwestern Mutual Series Fund, Inc. (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions set forth in this Fourth Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.     Appointment.  The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for each Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for each Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser. The Sub-Adviser shall have no responsibility under this Agreement with respect to the management of assets of the Portfolios other than the portion of the Portfolios’ assets with respect to which the Sub-Adviser provides investment advice.

2.     Services.   Subject to supervision and oversight by the Adviser and the Board of Directors of the Portfolios (the “Board”), the Sub-Adviser shall supervise, manage and direct the investment of each Portfolio’s assets in accordance with such Portfolio’s investment objectives, policies and restrictions as stated in the Portfolios’ Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in each Portfolio by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of each Portfolio should be held in the various securities and other investments in which it may invest, and what portion of each Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in each Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolios) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a)    Shall act in conformity with (i) the Portfolios’ Prospectus; (ii) the Portfolios’ policies and procedures to the extent provided to the Sub-Adviser; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act and all other applicable laws and regulations, as each is amended from time to time. Notwithstanding the foregoing, the Sub-Adviser shall not be required to adhere to any change in the Prospectus under (i), above, any policy or procedure under (ii), above, or any instruction or direction under (iii), above, unless the Sub-Adviser shall have received written notice of such item at least five (5) business days prior to the date of implementation of such item and the Sub-Adviser shall not have objected to such item in writing prior to such implementation date. In the event that the Sub-Adviser is unable or unwilling to adhere to any policy, procedure, instruction or direction adopted or given after the date of this Agreement, the Sub-Adviser will so notify the Adviser in accordance with the immediately preceding sentence and thereafter may terminate this Agreement in accordance with Section 9 of this Agreement, including the notice provisions thereof. The Sub-Adviser shall not bear any liability for failure to adhere to any such change, policy, procedure or instruction (other than one required by a change in applicable law) adopted after the date of this Agreement to which the Sub-Adviser has given written notice in accordance with the immediately preceding sentence.

(b)    Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of each Portfolio in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolios in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolios’ custodian.

(c)    Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolios with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolios’ behalf. In executing transactions for the Portfolios and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to each Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolios, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for a Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Portfolio and to its other clients as to which it exercises investment discretion, and if the transaction is otherwise consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Sub-Adviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Adviser or chosen by the Sub-Adviser with the level of care required by Section 2(s) hereof.

(d)    May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution, and to elect, where appropriate, any beneficial regulatory treatment related to swap transactions, including real time public reporting delays. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e)    The Sub-Adviser shall not engage in securities lending transactions on behalf of the Portfolios. If the custodian enters into securities lending transactions on behalf of the Portfolios, the Sub-Adviser shall not be liable for any loss resulting from the sale by the Sub-Adviser of a security that is not available in the Portfolio for settlement as a result of such securities lending transactions.

(f)    The Sub-Adviser is authorized to effect cross transactions between the Portfolios and other accounts managed by the Sub-Adviser and its affiliates in accordance with the Portfolios’ policies and procedures.

(g)    The Sub-Adviser is authorized on behalf of the Portfolios to enter into agreements and execute any documents required to make investments pursuant to the Portfolios’ Prospectus, as such Prospectus may be amended from time to time.

(h)    Shall make available to the Board and the Adviser at reasonable times and at its expense its account management personnel familiar with the services described herein, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Board and the Adviser regarding the Portfolios’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. At least once per year, the Sub-Adviser shall also make each Portfolio’s primary portfolio manager(s) representative available by telephone for the purposes cited above. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser maintains each Portfolio’s compliance with all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio.

(i)    Shall use reasonable efforts to assist the Company in the fair valuation of all Portfolio securities. For example, upon the request of the Adviser, the Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, or to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolios’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will use reasonable efforts to assist the Portfolios and their agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolios at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of a Portfolio’s net asset value per share. The Adviser acknowledges that the Sub-Adviser is not a pricing vendor for the Portfolios and as such, shall not bear any liability for the accuracy of the valuation of any Portfolio security. Upon reasonable request, the Sub-Adviser will provide the Adviser with (i) supporting information with respect to securities held by the Portfolio that are the subject of price challenges issued by the Adviser, and (ii) statistics regarding the Sub-Adviser’s price challenge activities undertaken on behalf of the Portfolio for informational purposes only and only to the extent necessary for Adviser to fulfill its legal obligations under Rule 2a-5 of the

1940 Act. For the avoidance of doubt, Adviser acknowledges that it remains responsible for determining the fair value of Portfolio securities.

(j)    Shall provide reasonable assistance to Adviser in complying with the requirements and guidelines set forth in the Company’s Derivatives Risk Management Program (“DRM Program”) adopted and implemented pursuant to Rule 18f-4 under the 1940 Act as applicable to the Portfolios, including the Value-at-Risk (“VaR”) limits determined to apply to the Portfolios, as well as the Company’s policies and procedures related to managing the Portfolios’ derivatives-related risks. Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Derivatives Risk Manager (“DRM”) appointed under the Company’s DRM Program. Sub-Adviser agrees to assist in identifying exceptions to or breaches of the VaR limits applicable to the Portfolios upon request of the Portfolios’ Chief Compliance Officer, the Adviser or the DRM. In the event Adviser determines that a Portfolio is not in compliance with the applicable VaR limit, Sub-Adviser agrees to make all reasonable efforts to work with Adviser and the DRM to timely return such Portfolio to compliance with the VaR limit promptly, in a manner that is in the best interest of such Portfolio and its shareholders. Sub-Adviser agrees to reasonably cooperate with Adviser and the DRM in assisting with the preparation of any reporting required to the Company’s Board or the Commission related to derivatives usage in the Portfolios. If the Sub-Adviser becomes aware, through the utilization of its existing controls and processes related to the management of its derivatives risk, of any matter that, in the Sub-Adviser’s opinion, would materially affect the operation of the Company’s DRM Program, the Sub-Adviser shall promptly notify the Adviser.

(k)    Shall provide the Adviser and/or the Portfolios’ Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or reasonably should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures, to the extent that such violations pertain specifically to a Portfolio, or reasonably could be expected to materially adversely impact or involve systems or procedures utilized for a Portfolio of which the Sub-Adviser is or reasonably should be aware.

(l)    Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolios.

(m)    Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots) for or relating to companies, the securities or other instruments which are held in the Portfolios. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions with respect to Portfolio securities. The Sub-Adviser shall maintain and shall forward to the Portfolios or their designated agent such proxy voting information as is necessary for the Portfolios to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. To the extent that an annual summary of the Portfolios’ proxy voting history is needed, the Sub-Adviser shall provide such summary upon reasonable prior written upon request from the Adviser. The Sub-Adviser will not file class action forms or otherwise exercise any rights the Adviser or the Portfolios may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Portfolios, unless the Sub-Adviser and the Adviser otherwise mutually agree in writing.

(n)    Shall, upon request, (i) assist in the preparation of disclosures regarding factors that have affected each Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. Notwithstanding the foregoing, the Adviser acknowledges that any such disclosure under (i) and (ii) in the preceding sentence is the responsibility of the Adviser. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications in a form mutually agreeable to the Adviser and the Sub-Adviser, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer or other officer of a Portfolio.

(o)    Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolios, unless otherwise directed by the Adviser.

(p)    Shall monitor and comply with each Portfolio’s investment objectives, policies and applicable investment restrictions and limitations (including the limits set forth in 17 CFR § 4.5 so long as the Advisors intends to rely upon the Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38 with respect to the Portfolio). The Sub-Adviser shall also identify, and ensure each Portfolio’s compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolios, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to a Portfolio’s assets managed by the Sub-Adviser.

(q)    Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolios, and for providing appropriate instructions to the Portfolios’ custodian(s) regarding the movement of collateral as required.

(r)    Shall immediately notify the Adviser in the event that the Sub-Adviser becomes aware:

(1)    that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2)    to the extent permitted to do so by law and to the extent not in violation of its confidentiality obligations to other clients, of the occurrence of any inspections, notices or inquiries from any governmental, or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving the affairs of the Portfolios or the Sub-Adviser’s management of the Portfolios, including an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”);

(3)    of any material fact known to the Sub-Adviser respecting or relating to the Portfolios or Sub-Adviser or its duties hereunder that would not be disclosed to the Adviser through any other method under this Agreement, and of any statement contained in the Portfolios’ Registration Statement, as defined hereinafter, respecting or relating to the Sub-Adviser or its duties hereunder provided or reviewed by the Sub-Adviser that becomes untrue in any material respect;

(4)    of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of either Portfolio hereunder; or

(5)    of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.

(6)    the occurrence of any material default, material breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Company or a Portfolio in respect of investments for and on behalf of the Portfolio.

(s)    Shall act in good faith and shall exercise the degree of prudence, competence and expertise customarily exhibited by managers of institutional portfolios.

(t)    Is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with a Portfolio concerning transactions of the Portfolios in securities or other assets. A list of such sub-advisers is attached as Schedule B hereto. The Adviser may amend such Schedule B from time to time by written notice to the Sub-Adviser.

(u)    May reasonably rely upon any and all instructions, approvals and notices given on behalf of the Adviser with respect to investment mandates, policies and procedures by any one or more of those persons designated as representatives of the Portfolios whose names, titles and specimen signatures appear in Schedule C attached hereto. The Adviser may amend Schedule C from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

(v)    Shall provide such other services on behalf of the Portfolios as the Adviser and the Sub-Adviser may agree from time to time.

(w)    Shall provide such additional services and supply such additional information as may be required by applicable laws or regulations, adopted after the effective date of the Agreement that affect the Portfolios or the Adviser, which additional services may require an additional fee as determined between the parties.

Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Portfolios or its investments or strategies; (b) providing employees of the Sub-Adviser to serve as officers of the Portfolios; or (c) providing employees of the Sub-Adviser to serve as the Portfolios’ Chief Compliance Officer and associated staff.

3.         Duties of Adviser.

(a)    The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolios (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)    The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)    Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolios and their shares, and all amendments and supplements thereto; and

(2)    Prospectus(es) of the Portfolios.

(c)    The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement.

The Adviser may provide to the Sub-Adviser a written list of guidelines and/or restrictions concerning the selection of brokers for the Portfolios. The Sub-Adviser shall have the authority to set up and open futures accounts the ISDAs, MSFTA, MRA, GMRA and other accounts or arrangements with respect to derivatives, short sales or other special investments, subject to the review and approval of the Adviser. To the extent that the Adviser requests copies from the Sub-Adviser of the master agreements under which transactions are effected pursuant to this Agreement, the Sub-Adviser will provide such copies so long as the disclosure is subject to a written non-disclosure agreement between the Adviser and the Sub-Adviser.

4.         Custody of Portfolio Assets.

(a)    Each Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolios. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolios. All payments, distributions and other transactions in cash or securities in respect of the Portfolios shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolios as the Sub-Adviser may reasonably request. The Sub-Adviser shall not be liable for any act or omission of such custodian.

(b)    The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of each Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of a Portfolio.

(c)    The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements that are mutually agreeable to the Adviser and the Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements due to the negligence of the Sub-Adviser and the Sub-Adviser’s failure causes an error in the calculation of a Portfolio’s NAV on that day that is material to a Portfolio as described in the Portfolio’s NAV Error Policy, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’s NAV Error Policy.

(d)    The Sub-Adviser shall have authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Portfolios, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of each Portfolio with respect to any investments made pursuant to the Prospectus.

5.         Compensation and Expenses.

(a)    For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for each such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)    During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by the Sub-Adviser pursuant to the duties it has assumed under the Agreement. For the avoidance of doubt, the expenses to be paid or borne by the Sub-Adviser hereunder includes, without limitation, (i) all expenses incurred by it in rendering the services and complying with the obligations and responsibilities of Sub-Adviser as set forth in Section 2; and (ii) those reasonable expenses related to Sub-Adviser changes as the parties will agree to separately.

6.         Representations and Warranties

Representations and Warranties of Sub-Adviser.    The Sub-Adviser represents, warrants and agrees as follows:

(a)    The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)    The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, in each case in all material respects, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, in each case necessary to be met in order to perform the services contemplated by this Agreement.

(c)    The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d)    The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio. Sub-Adviser shall manage the Portfolios so that Adviser’s exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5.

(e)    The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV, Parts 2A and 2B, as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV, Part 2A or 2B, with the Commission, furnish a copy of such amendment to the Adviser.

(f)    The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub- Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(g)    The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(h)    The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolios’ custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolios (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from each Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser and the Custodian with a current authorized persons list.

7.         Representations and Warranties of Adviser.    The Adviser represents, warrants and agrees as follows:

(a)

each Portfolio is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Portfolios cease to be a QIB.

(b)

each Portfolio is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Adviser will promptly notify the Sub-Adviser if the Portfolios cease to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7;

(c)

the Adviser has all necessary power and authority to execute, deliver and perform the Agreement and all transactions contemplated hereby, and such execution, delivery and performance will not violate any applicable law, rule, regulation, governing document (e.g., Certificate of Incorporation or Bylaws), contract or other material agreement binding upon the Adviser or Company;

(d)

the assets in the Portfolios are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Adviser or the Company which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Portfolios with respect to any investments made pursuant to the Prospectus;

(e)

the Adviser represents that after reasonable inquiry the Adviser believes that the source of its client funds is legitimate. Furthermore, the Adviser does not maintain or transact business for or with personal or commercial accounts held in the name(s) of individuals or organizations that the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) has listed as “Specially Designated Nationals and Blocked Persons” nor with any account in an embargoed country as determined by OFAC;

(f)

the Adviser shall provide the Sub-Adviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of (i) each “government entity” (as defined in Rule 206(4)-5 under the Advisers Act), invested in the Portfolios where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the fund or its transfer agent; and

(ii) each government entity that sponsors or establishes a 529 Plan and has selected the fund as an option to be offered by such 529 Plan;
(g)	The Sub-Adviser is authorized on behalf of the Portfolios to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; and

(h)

Subject to the Confidentiality and Non-Disclosure Agreements existing between the Adviser and the Sub-Adviser, dated as of June 14, 2013 and January 7, 2014, as amended from time to time, respectively, the Sub-Adviser will promptly provide on a quarterly basis, or upon the Adviser’s reasonable request, a copy to the Adviser of any updates to the MSFTA and ISDA master agreements and Master Repurchase and Global Master Repurchase Agreements negotiated on the Portfolios’ behalf.

8.    Books and Records. The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

9.    Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by either Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

10.    Indemnification. The Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Adviser Indemnified Party”) from any actual loss associated with third party claims and reasonable expenses (including reasonable attorneys’ fees and costs) suffered by any Adviser Indemnified Party to the extent caused by the Sub-Adviser’s breach of the standard of care set forth in Section 9. The Adviser shall hold harmless and indemnify the Sub-Adviser and its respective affiliates and its and their respective directors, officers, employees, and agents (each a “Sub-Adviser Indemnified Party”) from any actual loss associated with third party claims and reasonable expenses (including reasonable attorneys’ fees and costs) suffered by any Sub-Adviser Indemnified Party as a result of the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder. Each party’s obligations contained in this Section 10 shall survive the expiration or termination of this Agreement.

11.    Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 11, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

12.    Services to Other Clients.    The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolios. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

13.    Cybersecurity; Confidentiality; Use of Names.

(a)    All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. Subject to the

Prospectus, the Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements. The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder. The Sub-Adviser shall establish and maintain, implement and follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser promptly of, if legally permissible, any known or reasonably suspected material security breach that impacts the Portfolios or is reasonably likely to impair the ability of the Sub-Adviser to provide services or otherwise meet its obligations under this Agreement, and to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the material breach and/or acquisition of information.

(b)    The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolios, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of a Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolios the right to use the Sub-Adviser Name in Portfolio Communications. During the term of this Agreement, the Adviser shall ensure that all Prospectuses, registration statements, proxy statements, reports to shareholders, advertising and sales literature or other materials prepared for distribution to Portfolio shareholders or the public, which refer to the Sub-Adviser in any way, prepared by employees or agents of the Adviser or its affiliates are consistent with information previously provided by the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser of any changes to information pertaining to the Sub-Adviser and stated in the materials described in this Section 13(b).

14.    Rule 12d1-4 Investment Limitations. The Parties acknowledge that the Commission has adopted a rule governing the structure and operation of “fund of funds” structures (“Rule 12d1-4”) and that the Asset Allocation Portfolio and Balanced Portfolio (“Allocation Portfolios”) of Series Fund each operates as a fund of funds by investing a portion of their assets in other Series Fund portfolios. The parties further acknowledge that (i) the Series Fund portfolios in which the

Allocation Portfolios invest will be “acquired funds” within the meaning of Rule 12d1-4 and that this includes, or in the future may include, the Portfolio sub-advised by the Sub-Adviser; (ii) that Rule 12d1-4 limits the ability of “acquired funds” to themselves invest in other funds, essentially limiting those investments to 10% of an acquired fund’s total assets; and (iii) that for purposes of the foregoing limitation, Rule 12d1-4 has interpreted “funds” to include not only pooled investment vehicles, but any structured finance vehicle that relies on Sections 3(c)(1) or (7) of the 1940 Act to avoid registration, which may include CLOs, private mortgage REITs and other types of private securities. In recognition of the foregoing, Sub-Adviser agrees to: (i) invest the Portfolios’ assets in a manner that will enable the Portfolios to be used as an acquired fund of the Allocation Portfolios under Rule 12d1-4 by adhering to and satisfying the investment limitations applicable to acquired funds under Rule 12d1-4; and (ii) comply with all other requirements of Rule 12d1-4 applicable to acquired funds.

15.    No Personal Liability. No director or shareholder of a Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

16.    Use of Third-Party Service Providers. Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services as it determines reasonably necessary to assist it in carrying out its obligations under this Agreement (“Third-Party Service Provider”). Sub-Adviser may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio(s) within the meaning of the 1940 Act.

Sub-Adviser shall notify Adviser of the commencement of any new relationship with a Third-Party Service Provider soon as reasonably practicable following commencement of services, but in any event notice shall be provided in connection with, and no later than, the next regular periodic compliance report to the Adviser following commencement of services. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any Third-Party Service Provider and will conduct reasonable oversight and supervision of third-party services appropriately tailored to the nature of the services provided. Sub-Adviser represents and warrants that any such Third-Party Service Provider: (i) shall be subject to confidentiality and non-disclosure obligations substantially similar to those applicable to Sub-Adviser under the terms of this Agreement; (ii) shall implement and maintain reasonably appropriate procedures and systems to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser; (iii) shall use Portfolio holdings data that may be supplied or obtained in rendering the services provided to Sub-Adviser only for purposes as may be required to render the services which they are retained to provide; and (iv) shall agree not to trade on non-

public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

Adviser acknowledges that as of the date of this Agreement, Sub-Adviser utilizes the following Third-Party Service Providers: (1) ISS ProxyExchange to provide proxy voting and ancillary administrative services, (2) its affiliates identified in its Form ADV, Part 2A for trade execution and other support functions (but not portfolio management), and (3) State Street Investment Manager Solutions, LLC and its affiliates for back office services. The Adviser agrees that Sub-Adviser, subject to the terms hereof, may share such Account information as necessary to accomplish these purposes with such providers. Sub-Adviser agrees that all of the terms of this Section 15 apply to the foregoing Third-Party Service Providers.

In connection with the use of any Third-Party Service Provider covered by this Section 15, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser’s duties, obligations and liabilities hereunder shall not be affected in any way whatsoever by Sub-Adviser’s retention or use of a Third-Party Service Provider, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement;

(2)

Sub-Adviser shall be responsible for assuring compliance with the confidentiality and non-disclosure provisions applicable to the Third-Party Service Provider under the terms of its service arrangement with Sub-Adviser;

(3)

Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of a Third-Party Service Provider to the same extent that the Sub-Adviser is liable for its own actions or omissions hereunder or pursuant to applicable law;

(4)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a Third-Party Service Provider, including without limitation, all obligations related to compensation of such Third-Party Service Provider;

(5)

Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents from any actual loss, liability, cost, damage or reasonable expense (including reasonable attorneys’ fees and costs) (“Costs”) suffered by any of the foregoing parties to the extent such Costs are caused by Sub-Adviser’s violation of Section 9 or Section 10 of the Agreement with regard to Sub-Adviser’s selection or oversight and supervision of Third-Party Service Providers;

(6)

Sub-Adviser shall comply with any Portfolio or Company policies and procedures applicable to Third-Party Service Provider arrangements, as may be amended from time to time, including, without limitation and as applicable, the policy with respect to the disclosure of Portfolio holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a current basis those Third-Party Service Providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolio; and

(7)

Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those Third-Party Service Providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

17.      Notices. Any notice, advice or report to be given pursuant to this Agreement shall either be delivered or mailed to the physical address below or sent by email to the email address below:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Bonnie L. Tomczak, President

Email Address: bonnietomczak@northwesternmutual.com

With a copy to:

Counsel: Joseph Destache

Email Address: josephdestache@northwesternmutual.com

To the Sub-Adviser at:

Pacific Investment Management Company LLC

650 Newport Center Drive, Suite 100

Newport Beach, CA 92660

Attention: Chief Legal Officer

E-mail: IMAnotices@pimco.com

With a copy to:

Account Manager: Tom Nguyen

E-mail: tom.nguyen@pimco.com

18.    Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

19.    Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

20.    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

21.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

22.    Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.    Successors.This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

MASON STREET ADVISORS, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Bonnie L. Tomczak	By:	/s/ Robert Young
Name:	Bonnie L. Tomczak	Name:	Robert Young
Title:	President	Title:	Managing Director

SCHEDULE A

TO

FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED: November 30, 2022

Portfolio	Fee
Long-Term U.S. Government Bond Portfolio	0.225%
Multi-Sector Bond Portfolio	First $500Million – 0.45% Over $500 Million – 0.40%

SCHEDULE B

TO

FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED: November 30, 2022

Affiliated Sub-Advisers

American Century Investment Management, Inc.

Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust

Fiduciary Management, Inc.

Massachusetts Financial Services Company

T. Rowe Price Associates, Inc.

Wellington Management Company, LLP

Federated Investment Management Company

BlackRock Advisors, LLC

Loomis Sayles & Company, L.P.

FIAM LLC

Aberdeen Asset Managers Limited

Dodge & Cox

Northern Trust

T. Rowe Price Investment Management, Inc.

Allspring Global Investments, LLC

SCHEDULE C

TO

FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED: NOVEMBER 30, 2022

Designated Representatives of

Northwestern Mutual Series Fund

Name/Title	Signature
Bonnie Tomczak President – MSA	/s/ Bonnie Tomczak+
Paul Mikelson President – Series Fund	/s/ Paul Mikelson
Traci Levy Director – Sub-Advisory Relationships	/s/ Traci Levy
Brent Schutte Vice President – Investments	/s/ Brent Schutte
Garrett Aird Vice President – Investments	/s/ Garrett Aird
James E. Fleming Vice President - Investments	/s/ James Fleming
Rod Schmucker Vice President - Investments	/s/ Rod Schmucker
Michael J. Conmey Chief Compliance Officer	/s/ Michael J. Conmey
Phil J. Rinzel Controller and Chief Accounting Officer	/s/ Phil J. Rinzel